Exhibit 99.1

Enterprise GP Holdings L.P.
P.O. Box 4323
Houston, TX  77210
(713) 381-6812

Enterprise GP Holdings Reports Second Quarter 2008 Results

Houston, Texas (Monday, August 11, 2008) – Enterprise GP Holdings L.P., (NYSE: EPE) today announced its consolidated and parent-only financial results for the three and six months ended June 30, 2008.  Enterprise GP Holdings, the Parent Company, reported record distributable cash flow of $61.3 million for the second quarter of 2008.  Distributable cash flow for the second quarter of 2008 provided 1.1 times coverage of the $0.44 per unit distribution with respect to the second quarter of 2008 which was paid on August 8, 2008.  This distribution rate represents a 16 percent increase from the $0.38 per unit paid with respect to the second quarter of 2007. Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable generally accepted accounting principle (“GAAP”) measure, which is net cash flow provided by operating activities.

Enterprise GP Holdings will receive $79.1 million of total cash distributions from its investments with respect to the second quarter of 2008.  This represents a 17 percent increase from the $67.9 million in distributions the Parent Company received with respect to the second quarter of 2007.  This increase in cash distributions is primarily due to higher cash distribution rates from Enterprise Products Partners, TEPPCO and Energy Transfer Equity with respect to the second quarter of 2008 relative to the same period in 2007.  The distributions with respect to the second quarter of 2008 are comprised of $43.6 million from Enterprise Products Partners L.P. and its general partner, which represents a 14 percent increase compared to the distributions received from Enterprise Products Partners with respect to the second quarter of last year; $16.7 million from TEPPCO Partners, L.P. and its general partner, which represents an 11 percent increase compared to the distributions received from TEPPCO with respect to the second quarter of 2007; and $18.8 million from Energy Transfer Equity, L.P. and its general partner, which is a 29 percent increase compared to the distributions received from Energy Transfer Equity with respect to the second quarter of last year.  The distributions from Enterprise and TEPPCO were received on August 7 while the cash distribution from Energy Transfer Equity is scheduled to be received on August 19.

Consolidated net income for Enterprise GP Holdings increased by 130 percent to $49.4 million, or $0.40 per unit on a fully diluted basis, for the second quarter of 2008 compared to $21.5 million, or $0.21 per unit on a fully diluted basis, for the second quarter of 2007.  This increase in consolidated net income is attributable to the continued strong financial and operating results of Enterprise Products Partners and TEPPCO, and equity earnings from Energy Transfer Equity reflecting results for three months in the second quarter of 2008 compared to two months of earnings reported in the second quarter of 2007.

“We benefited from our investment in each of the underlying MLPs this quarter as they posted exceptional results that led to another quarter of record distributable cash flow for our partnership,” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise GP Holdings.  “We have a diversified base of cash flows originating from three investment grade partnerships with solid franchises in natural gas, NGLs and refined products.  We are excited about the multiple growth opportunities at Enterprise Products Partners, TEPPCO and Energy Transfer Partners.  As these partnerships execute on their growth plans the multiplier effect of our general partner interests will enhance our prospects for long-term distribution growth.  This will allow us to continue our impressive track record of increasing our cash distribution rate, as we have done every quarter since our initial public offering in August 2005.  During this time, we have increased our distribution rate by 76 percent.”

 Basis of Presentation of Financial Information

Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products Partners and its general partner.  Our Investment in TEPPCO business segment reflects the consolidated operations of TEPPCO and its general partner.  The Investment in TEPPCO segment represents the historical operations of TEPPCO and its general partner that were under common control with the Parent Company prior to its acquisition of these interests on May 7, 2007.  We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners.  Our Investment in Energy Transfer Equity business segment reflects our non-controlling interests in Energy Transfer Equity and its general partner accounted for under the equity method of accounting.  We evaluate segment performance based on operating income.

In accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and various other accounting standard-setting organizations, our general purpose financial statements reflect the consolidation of the financial statements of businesses that we control through the ownership of general partner interests (e.g., Enterprise Products Partners and TEPPCO).  Our general purpose consolidated financial statements present those investments in which we do not have a controlling interest as unconsolidated affiliates (e.g., Energy Transfer Equity and its general partner).   To the extent that Enterprise Products Partners and TEPPCO reflect investments in unconsolidated affiliates in their respective consolidated financial statements, such investments will also be reflected as such in our general purpose financial statements unless subsequently consolidated by us due to common control considerations (e.g., Jonah Gas Gathering Company).  Also, minority interest presented in our financial statements reflects third-party and related party ownership of our consolidated subsidiaries, which include the third-party and related party unitholders of Enterprise Products Partners, TEPPCO and Duncan Energy Partners.  Unless noted otherwise, our discussions and analysis in this press release are presented from the perspective of our consolidated businesses and operations.

In order for the unitholders of Enterprise GP Holdings and others to more fully understand the Parent Company’s business activities and financial statements on a standalone basis, our press release includes information devoted exclusively to the Parent Company apart from that of our consolidated Partnership.  A key difference between the non-consolidated Parent Company financial information and those of our consolidated Partnership is that the Parent Company views each of its investments (i.e., Enterprise Products Partners, TEPPCO and Energy Transfer Equity) as unconsolidated affiliates and records its share of the net income of each as equity earnings.  In accordance with GAAP, we eliminate such equity earnings in the preparation of our consolidated Partnership financial statements.

Use of Non-GAAP Financial Measures

The press release and accompanying schedules include the non-GAAP financial measure of distributable cash flow.  Exhibit C provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with GAAP.  Distributable cash flow should not be considered an alternative to GAAP financial measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.  We define distributable cash flow as follows:

▪
Cash distributions expected to be received from the Parent Company’s investments in limited and general partner interests (including related incentive distribution rights, if any, held by these general partners); less the sum of,

▪	Parent Company general and administrative costs on a standalone basis; and

▪	the general and administrative costs, on a standalone basis, of the general partners of Enterprise Products Partners and TEPPCO.

Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the Parent Company’s investments to the cash distributions the Parent Company is expected to pay its partners.  Using this metric, senior management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the Parent Company’s unitholders since it indicates to investors whether or not the Parent Company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels.  Financial metrics such as distributable cash flow are quantitative standards used by the investment community because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder).

Company Information and Forward-Looking Statements

Enterprise GP Holdings L.P. is one of the largest publicly traded GP partnerships with an enterprise value of approximately $5 billion.  It owns the general partner and certain limited partner interests in Enterprise Products Partners L.P. and TEPPCO Partners, L.P. as well as certain non-controlling general partner and limited partner interests in Energy Transfer Equity, L.P.  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings, Enterprise Products Partners, TEPPCO, Energy Transfer Equity or Energy Transfer Partners (the “Related Companies”) for future operations, are intended to identify forward-looking statements.  Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on the Related Companies, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

▪	fluctuations in oil, natural gas and natural gas liquid prices and production due to weather and other natural and economic forces;

▪	the effects of the Related Companies debt level on its future financial and operating flexibility;

▪	a reduction in demand for the Related Companies products by the petrochemical, refining, heating or other industries;

▪	a decline in the volumes delivered by the Related Companies’ facilities;

▪	the failure of any of the Related Companies’ credit risk management efforts to adequately protect it against customer non-payment;

▪	terrorist attacks aimed at the Related Companies’ facilities; and

▪	the failure to successfully integrate the Related Companies’ operations with companies, if any, that they may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812/Toll-Free (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

###

Exhibit A
Enterprise GP Holdings L.P. – Parent Company
Distributable Cash Flow, Summary Income Statements and Selected Balance Sheet Data– UNAUDITED
For the Three and Six Months Ended June 30, 2008 and 2007
(Amounts in thousands)

The following table presents distributable cash flow, summarized income statement data and selected balance sheet information for the Parent Company with respect to the periods shown and at the dates indicated.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Cash distributions from investees: (1)
Enterprise Products Partners and EPGP:
From 13,454,498 common units of
Enterprise Products Partners	$6,929	$6,492	$13,757	$12,883
From 2% general partner interest	4,595	4,274	9,109	8,471
From general partner IDRs	32,035	27,394	62,951	53,704
TEPPCO and TEPPCO GP:
From 4,400,000 common units of TEPPCO	3,124	3,014	6,248	6,028
From 2% general partner interest	1,377	1,256	2,751	2,511
From general partner IDRs	12,186	10,822	24,349	21,637
Energy Transfer Equity and LE GP:
From 38,976,090 common units of
Energy Transfer Equity	18,709	14,519	35,858	14,519
From 34.9% member interest in LE GP	116	90	222	90
Total cash distributions from investees	79,071	67,861	155,245	119,843
Expenses:
Parent company expenses, excluding
non-cash amortization and other costs	(17,638)	(21,833)	(38,064)	(25,177)
EPGP expenses	(78)	(112)	(82)	(199)
TEPPCO GP expenses	(10)	(32)	(42)	(138)
Total expenses	(17,726)	(21,977)	(38,188)	(25,514)
Distributable cash flow	$61,345	$45,884	$117,057	$94,329
Distributions by parent company:
To limited partners:
EPCO and affiliates	$40,558	$34,683	$79,575	$62,825
Public	13,646	12,128	26,986	16,428
To general partner	5	5	10	8
To former owners of TEPPCO GP	--	--	--	15,084
Total cash distributions	$54,209	$46,816	$106,571	$94,345

Summary income statement data:
Equity earnings in investees (2)	$67,505	$44,263	$134,174	$101,151
General and administrative costs	1,597	630	3,778	1,529
Operating income	65,908	43,633	130,396	99,622
Interest expense, net (3)	(16,541)	(22,129)	(34,480)	(24,665)
Net income	$49,367	$21,504	$95,916	$74,957
Selected balance sheet data:
Debt principal outstanding at end of period	$1,083,000	$1,817,194	$1,083,000	$1,817,194

(1)  Represents cash distributions received or, in the case of the most recent quarter, declared and expected to be received with respect to such quarter. With respect to cash distributions from investees for the second quarter of 2008, we received the distributions shown for Enterprise Products Partners, TEPPCO and their respective general partners on August 7, 2008. We expect to receive the declared distribution from Energy Transfer Equity and its general partner on August 19, 2008.
(2)   Represents the Parent Company’s share of net income of Enterprise Products Partners, TEPPCO, Energy Transfer Equity and their respective general partners.
(3)  Parent company interest expense decreased during the second quarter of 2008 relative to the second quarter of 2007 primarily due to lower interest rates. The weighted-average interest rate paid by the Parent Company during the second quarter of 2008 was 4.90% compared to 7.05% for the second quarter of 2007.

Exhibit B
Enterprise GP Holdings L.P.
Condensed Statements of Consolidated Operations – UNAUDITED
For the Three and Six Months Ended June 30, 2008 and 2007
(Amounts in thousands, except per unit amounts)

Since the Parent Company owns the general partner of Enterprise Products Partners and TEPPCO, our general purpose condensed consolidated financial statements include the financial results of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP.  The earnings of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP that are allocated to limited partner interests not owned by the Parent Company are reflected as minority interest expense in our condensed statements of consolidated operations.  On a consolidated basis, we have classified our operations into three business segments:  Investment in Enterprise Products Partners, Investment in TEPPCO and Investment in Energy Transfer Equity.  The following table summarizes our financial information by business segment:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues:
Investment in Enterprise Products Partners	$6,339,615	$4,212,806	$12,024,150	$7,535,660
Investment in TEPPCO	4,240,654	2,095,999	7,107,408	4,131,151
Eliminations	(41,663)	(14,535)	(86,594)	(32,266)
Total revenues	10,538,606	6,294,270	19,044,964	11,634,545
Costs and expenses:
Investment in Enterprise Products Partners	5,983,991	3,992,146	11,316,390	7,133,341
Investment in TEPPCO	4,153,792	2,021,599	6,907,713	3,953,204
Other, non-segment including Parent Company	(38,927)	(12,488)	(78,674)	(21,345)
Total costs and expenses	10,098,856	6,001,257	18,145,429	11,065,200
Equity in earnings of unconsolidated affiliates:
Investment in Enterprise Products Partners (1)	13,338	(7,311)	22,261	(2,087)
Investment in TEPPCO (1)	592	(2,429)	(540)	(2,130)
Investment in Energy Transfer Equity (2)	15,122	2,774	27,155	2,774
Total equity earnings	29,052	(6,966)	48,876	(1,443)
Operating income:
Investment in Enterprise Products Partners	368,962	213,349	730,021	400,232
Investment in TEPPCO	87,454	71,971	199,155	175,817
Investment in Energy Transfer Equity	15,122	2,774	27,155	2,774
Other, non-segment including Parent Company	(2,736)	(2,047)	(7,920)	(10,921)
Total operating income	468,802	286,047	948,411	567,902
Interest expense	(145,395)	(116,222)	(293,920)	(204,347)
Provision for income taxes	(7,944)	1,652	(12,420)	(7,152)
Other income, net	1,390	3,879	2,875	66,296
Income before minority interest	316,853	175,356	644,946	422,699
Minority interest (3)	(267,486)	(153,852)	(549,030)	(347,742)
Net income	$49,367	$21,504	$95,916	$74,957
Allocation of net income to:
Limited partners	$49,362	$21,502	$95,906	$74,950
General partner	$5	$2	$10	$7
Earnings per Unit, basic and fully diluted:
Net income per Unit	$0.40	$0.21	$0.78	$0.73
Average LP Units outstanding (4)	123,192	103,057	123,192	103,057

(1)  Represents equity earnings from third-party unconsolidated affiliates as recorded by Enterprise Products Partners and TEPPCO.
(2)  Represents the Parent Company’s share of the net income of Energy Transfer Equity and its general partner. The Parent Company’s investment in Energy Transfer Equity and its general partner, which were acquired in May 2007, is accounted for using the equity method.
(3)  Primarily represents earnings of Enterprise Products Partners, Duncan Energy Partners and TEPPCO that are allocated to their respective limited partner interests not owned by the Parent Company.
(4)  The Parent Company’s 16,000,000 Class C units are non-participating securities; thus, they are excluded from our earnings per Unit computations.

Exhibit C

Enterprise GP Holdings L.P. – Parent Company
Non-GAAP Reconciliations – UNAUDITED
For the Three and Six Months Ended June 30, 2008 and 2007
(Amounts in thousands)

The following table presents the reconciliation of the Parent Company’s non-GAAP distributable cash flow to GAAP net cash flow provided by operating activities.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Distributable Cash Flow (Exhibit A)	$61,345	$45,884	$117,057	$94,329
Adjustments to derive net cash flow provided by
operating activities (add or subtract as indicated
by sign of number):
Distributions to be received from investees
with respect to period indicated (Exhibit A) (1)	(79,071)	(67,861)	(155,245)	(119,843)
Distributions received from investees
during period	76,142	51,968	152,153	100,317
Expenses of EPGP and TEPPCO GP	88	144	124	337
Net effect of changes in operating accounts	(11)	9,074	(4,456)	10,857
Net cash flow provided by operating activities	$58,493	$39,209	$109,633	$85,997

(1) Represents cash distributions collected subsequent to the end of each reporting period.